Exhibit (d)(4) Time-Based Vesting; Used for Exchange Offers

EATON VANCE CORP.
RESTRICTED STOCK NOTICE & AGREEMENT
(2013 OMNIBUS INCENTIVE PLAN)

Eaton Vance Corp. (the “Company”), pursuant to its Amended and Restated 2013 Omnibus Incentive Plan (the “Plan”), hereby notifies the Participant identified below of an award of Restricted Stock as set forth below (the “Award”). This Award is subject to all of the terms and conditions as set forth in this Restricted Stock Notice & Agreement (the “Agreement”) and the Plan, a copy of which is available to the Participant at www.schwab.com. Capitalized terms not otherwise defined in this Agreement are as set forth in the Plan.

Notice of Grant

Participant:

Participant’s Address:

Date of Grant:

Number of Shares Subject to Award:

Vesting Schedule: Provided Participant is still employed by the Company, at each Vest Date, that percentage of the Restricted Stock shares set forth below shall be or shall be deemed released from the Restriction Period and become Vested, with any fractions Vesting at the first time the sum of all fractional interests equals one Share.

[vest template]

EATON VANCE CORP.

By: __________________________

Title:__________________________

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Time-Based Vesting; Used for Exchange Offers

Restricted STOCK NOTICE & Agreement

General Terms and Conditions

This Agreement is made on the Date of Grant set forth on the Notice of Grant that forms a part of this Agreement (the “Notice of Grant”) by and between the Company and the Participant. The terms and conditions of the Award made to the Participant, as set forth on the Notice of Grant and subject to the terms and conditions set forth in the Plan, are as follows:

1.	Issuance of Restricted Stock

1.1.       The Company hereby grants to Participant the number of shares of Restricted Stock set forth on the Notice of Grant, in accordance with the Plan and the terms set forth herein.

2.	Restriction Period

2.1.       In accordance with Section 7.2(c) of the Plan, the Award of Restricted Stock shall be subject to an ongoing Risk of Forfeiture in the form of a lapsing right of forfeiture held by the Company for the duration of the Restriction Period, as set forth on the Notice of Grant. As the Restriction Period lapses, the Participant shall become vested in the Restricted Stock (such shares are referred to herein as “Vested”).

2.2.       If the Participant’s employment terminates for any reason during the Restriction Period, all shares of Restricted Stock that are not Vested on the Termination shall be immediately forfeited and the Participant shall have no further right thereto; provided, however, that military or sick leave shall not be deemed a Termination of Employment if it does not exceed the longer of ninety (90) days or the period during which the absent Participant’s reemployment rights, if any, are guaranteed by statute or by contract. Notwithstanding the foregoing, the Committee may, solely in its discretion, agree to shorten (including to zero) any Restriction Period as it deems appropriate and to the extent permitted by applicable law. Furthermore, all shares of Restricted Stock shall become 100% Vested upon the first to occur of the Participant’s death or Disability.

2.3.       In accordance with the terms of the Plan, any dividends (whether paid in cash, stock or property) declared and paid by the Company (“Accrued Dividends”) with respect to shares of Restricted Stock during the Restriction Period shall not be paid to the Participant until such time as the shares of Company Non-Voting Stock become Vested. Upon Vesting and release from the Restriction Period, a book-keeping entry shall be made by the Company on the Participant’s behalf reflecting the number of Vested shares of Company Non-Voting Stock that has been allocated to the Participant, in accordance with the terms of the Plan. At such time the Participant shall have all the rights appurtenant to, and obligations of, the holder of Company Non-Voting Stock, including the right to receive payment of any Accrued Dividends.

3.	Tax Consequences

3.1.       It is understood by the Company and the Participant that the release from the Restriction Period of Vested shares of Restricted Stock hereunder may be deemed compensatory in purpose and in effect and that as a result the Company or a Subsidiary may be obligated to pay withholding taxes in respect of such shares at the time the Participant becomes subject to Federal income taxation as a result of the receipt of Vested Restricted Stock hereunder. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the Vested Restricted Stock. On each Vesting date (or other date or

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Time-Based Vesting; Used for Exchange Offers

time at which the Company is required to withhold taxes associated with the Restricted Stock), the Company will retain from the shares of Company Non-Voting Stock otherwise released from the Restriction Period on such date a number of shares of Company Non-Voting Stock having a fair market value (as determined by the Company in its sole discretion) equal to the Company’s minimum statutory withholding obligation with respect to such taxes. If the Company is unable to retain sufficient shares of Company Non-Voting Stock to satisfy such tax withholding obligation, the Participant acknowledges and agrees that the Company or a Subsidiary has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld for taxes relating to the Vesting of the Restricted Stock. If the Participant fails to make satisfactory arrangements for the payment of any required taxes hereunder at the time any shares of Restricted Stock otherwise are scheduled to Vest, the Participant will permanently forfeit such shares of Restricted Stock and any right to receive shares of Company Non-Voting Stock hereunder and the Restricted Stock will be returned to the Company at no cost to the Company. The Participant agrees that in the event and to the extent the Company and its Subsidiaries determine that they are not obligated to withhold taxes payable by the Participant with respect to such shares of Restricted Stock but the Company or a Subsidiary is later held liable due to any non-payment of taxes on the part of the Participant, the Participant shall indemnify and hold the Company and its Subsidiaries harmless from the amount of any payment made by them in respect of such liability. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the acquisition of the shares of Restricted Stock and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the shares of Restricted Stock.

3.2.       Participant hereby agrees to deliver to the Company (and his or her employing Subsidiary, if applicable) a signed copy of any instrument, letter or other document he or she may execute and file with the Internal Revenue Service evidencing his or her election under Section 83(b)(2) of the Internal Revenue Code of 1986, as amended, (the “Code”) to treat his or her receipt of the shares of Restricted Stock as includible in his or her gross income in the year of the grant. Participant shall deliver (i) a copy of any such instrument of election and (ii) payment for any withholding taxes that arise as a result of such election having been made within five (5) days after the date on which any such election is required to be made in accordance with the appropriate provisions of the Code or applicable Regulations thereunder.

4.	Compliance with Law

4.1.       Participant represents and warrants, as a condition of any transfer of shares of Company Non-Voting Stock, that he or she is receiving the shares of Company Non-Voting Stock on his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares.

4.2.       Participant acknowledges and agrees that neither the Company nor any agent of the Company shall be under any obligation to recognize any transfer of any of the shares of Company Non-Voting Stock if, in the opinion of counsel for the Company, such transfer would result in violation by the Company of any federal or state law with respect to the offering, issuance or sale of securities.

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Time-Based Vesting; Used for Exchange Offers
5.	General Provisions

5.1.       This Agreement shall be governed and enforced in accordance with the terms of the Plan and the laws of Maryland, without regard to the conflict of laws principles thereof, and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

5.2.       This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof, supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way and may only be modified or amended in writing signed by the Company and the Participant.

5.3.       In general, the Company will not issue certificates evidencing Restricted Stock. However, if the Committee, solely in its discretion, determines to issue such certificates, they will be issued to a Participant with the following legend:

The transferability of this certificate and the shares represented by this certificate are subject to the terms and conditions (including, without limitation, the right of Eaton Vance Corp. to repurchase the shares) of the Eaton Vance Corp. 2013 Omnibus Incentive Plan (the “Plan”) and a Restricted Stock Notice & Agreement (the “Agreement”) entered into by the registered owner and Eaton Vance Corp. Copies of such Plan and Agreement are on file in the offices of Eaton Vance Corp.

5.4.       All notices or communications provided for under this Agreement shall be given in writing and by hand or by registered mail, return receipt requested, postage prepaid, and shall be addressed

(i) in the case of Participant, to his or her address appearing on the Notice of Grant and

(ii) in the case of the Company,

Two International Place

Boston, MA 02110

Attention: Treasurer

Notices given as hereinabove provided shall be deemed received (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report. Any party hereto may designate a change of address by written notice to the other parties given at least ten (10) days before such change is to become effective for purposes of this Agreement.

5.5.       The rights and obligations of each party under this Agreement shall inure to the benefit of and be binding upon such party’s heirs, legal representatives, successors and permitted assigns. The rights and obligations of the Company under this Agreement shall be assignable by the Company to any one or more persons or entities without the consent of the Participant or any other person. The rights and obligations of any person other than the Company under this Agreement may only be assigned with the prior written consent of the Company.

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Time-Based Vesting; Used for Exchange Offers

5.6.       No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

5.7.       If any provision of this Agreement shall be held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other severable provisions of this Agreement.

5.8.       The headings in this Agreement are for convenience of identification only, do not constitute a part hereof, and shall not affect the meaning or construction hereof.

5.9.       Participant agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

5.10.       In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in the county in which the Company’s headquarters in the Commonwealth of Massachusetts is located, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. Each party hereto, in addition to being entitled to exercise all rights granted by law including recovery of damages (but subject to the remainder of this subsection), will be entitled to specific performance of his, her or its rights under this Agreement. The parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate. EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

5.11.       Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her employment or other association with the Company or any Subsidiary, or interfere in any way with the right of the Company and its Subsidiaries, subject to the terms of Participant’s separate employment agreement, if any, or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment or consulting agreement or otherwise modify the terms and conditions of Participant’s employment or association with the Company or a Subsidiary.

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